Exhibit 99.(a)(90)

ING INVESTORS TRUST

AMENDMENT #81 TO THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

Effective: June 17, 2013

The undersigned being a majority of the trustees of ING Investors Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Article VI, Section 6.3 and Article XI, Sections 11.2 and 11.4 of the Trust’s Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, as amended (the “Declaration of Trust”), hereby amend the Declaration of Trust to:

1.

Abolish the Service 2 Class (“Class S2”) shares of ING Pioneer Mid Cap Value Portfolio, and the establishment and designation thereof, there being no shares of such class currently outstanding.

The foregoing shall be effective upon the date first written above.

/s/ Colleen D. Baldwin____________ Colleen D. Baldwin, as Trustee	/s/ Russell H. Jones_____________ Russell H. Jones, as Trustee
/s/ John V. Boyer________________ John V. Boyer, as Trustee	/s/ Patrick W. Kenny___________ Patrick W. Kenny, as Trustee
/s/ Patricia W. Chadwick_________ Patricia W. Chadwick, as Trustee	/s/ Shaun P. Mathews____________ Shaun P. Mathews, as Trustee
/s/ Dr. Albert E. DePrince, Jr.______ Dr. Albert E. DePrince, Jr., as Trustee	/s/ Joseph E. Obermeyer___________ Joseph E. Obermeyer, as Trustee
/s/ Peter S. Drotch_______________ Peter S. Drotch, as Trustee	/s/ Sherly K. Pressler_____________ Sheryl K. Pressler, as Trustee
/s/ J. Michael Earley______________ J. Michael Earley, as Trustee	/s/ Roger B. Vincent______________ Roger B. Vincent, as Trustee
/s/ Martin J. Gavin______________ Martin J. Gavin, as Trustee